EXHIBIT 4(a)(9)

LOAN AGREEMENT

            THIS LOAN AGREEMENT ("Agreement") is made as of this 1st day of October, 2002, by and among MRG ENTERTAINMENT, LLC, a Kansas limited liability company, with its principal office at 5425 Martindale, Suite 100, Shawnee, Kansas 66218 ("Lender"), and International Thunderbird Gaming Corporation, a Canadian corporation with its principal office 16885 West Bernardo Drive, Suite 100, San Diego, California ("Borrower"). In consideration of advances and credit accommodations (including any loans by renewal or extension) made to Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows.

1. TERM LOANS.

            (a) Term Loans Refinanced. Lender provided Borrower with three (3) loans: (1) a term loan for One Million Six Hundred Twelve Thousand Eight Hundred Dollars and No/100 Dollars ($1,612,800.00 United States Dollars) ("Term Loan-1"); A term loan for five hundred fifty thousand ($530,000 United States Dollars) ("Term Loan-2"); and a term loan for seven hundred fifty dollars and No/100 Dollars ($750,000.00 United States Dollars) ("Term Loan-3"). In addition, Lender has incurred various charges and costs reimbursable to Lender by Borrower in the amount of $300,000.00 through September 1, 2002 ("Miscellaneous Costs"). For all purposes hereunder all references to monetary amounts or interest payments, fee charges or any other payments shall mean in United States Dollars or currency.
            (b) Refinancing of Term Loan. Borrower and Lender agree that Term Loans 1, 2 and 3 and all costs incurred by Lender related to Term Loans 1, 2 and 3 including the Miscellaneous Costs will be consolidated into one loan in the principal amount of approximately $3,034,130.28 (hereafter "Consolidated Term Loan"). The principal balance of the Consolidated Term Loan shall be adjusted downwards to reflect any decreases in the current principal balance of any of Term Loans 1, 2 and 3 below their current existing principal balances set forth below:

Term Loan 1 - $1,612,800 as of October 1, 2002

Term Loan 2 - $530,000 as of October 1, 2002

Term Loan 3 - $ 591,330.28 as of September 27, 2002

Miscellaneous Costs - $300,000 as of September 1, 2002

            All accrued and unpaid interest on the above stated three Term Loans shall be wire transferred to Lender by Borrower for receipt on or before 1:00 p.m. CST on December 30, 2002. Interest shall commence accruing on the Consolidated Term Loan immediately thereafter. Beginning on February 1, 2003, and on the first day of each calendar month thereafter, the Consolidated Term Loan shall be fully paid over the immediately subsequent 48 months in equal monthly payments of $83,000 based on the principal balance of $3,034,130.28. All payments shall first be applied to interest, then costs incurred, then principal. Should there be any adjustments warranted to the principal balance of Term Loans 1, 2 and 3 prior to the Effective Date, the Lender and Borrower shall make such adjustments to the Consolidated Term Loan and recalculate the monthly payments accordingly. Lender and Borrower shall initial any required changes to the principal balance and monthly payment level prior to the Effective Date. Any later extension of credit or increase in loans to Borrower by Lender shall be reflected by the mutual written agreement of the parties, in which case said amounts shall be secured by the Pledge Agreement.

2. INTEREST, FEES, CHARGES, AND COLLATERAL.

            (a) Rate of Interest. Interest will accrue on the unpaid principal balance of the three Term Loans made to Borrower outstanding at the end of each day at a fixed rate per annum equal to fourteen percent (14%) in United States Dollars and be paid on each Payment Date as a portion of the amortizing payment to be made on each Payment Date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans will bear interest on demand at a rate per annum equal to the rate of interest then in effect hereunder plus an additional six percent (6%) in United States Dollars. Consideration due Lender under this Agreement shall be remitted by Borrower without reduction for any incurred taxes (including taxes required to be withheld by Borrower), sales tax, personal service fee taxes, or any other taxes or similar charges imposed on Lender or Borrower, unless such tax withheld by Borrower is subject to a full credit for the benefit of Lender or Lender's principal owner against Lender or Lender's principal owner's federal and/or state United States income taxes. Prior to withholding any such taxes from payments due Lender, Borrower shall direct and deliver to Lender an opinion letter from KPMG, its accountant, which opines that all such withholdings may be fully credited against Lender or Lender's principal owner's federal and/or state income tax liability associated with the monies paid by Borrower to Lender hereunder.

            (b) Computation of Interest and Fees. Interest and collection charges hereunder will be calculated daily and will be computed on the actual number of days elapsed over a year consisting of three hundred and sixty-five (365) days. For the purpose of computing interest hereunder, all items of payment received by Lender will be deemed applied by Lender on account of the Liabilities (subject to final payment of such items) one Business Day after receipt by Lender of good funds in Lender's account as may be designated to Borrower by Lender in writing from time to time.

            (c) Maximum Interest. It is the intent of the parties that the rate of interest and the other charges to Borrower under this Agreement will be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge Borrower, then the obligation to pay interest and other charges will automatically be reduced to such limit and, if any amount in excess of such limit and at Lender's option, Lender may accelerate the maturity date of the Three term loans for immediate payment.

            (d) Closing Costs. Regardless of whether this Agreement becomes effective under Paragraph 2(f) below, Borrower shall be obligated to pay all of Lender's legal fees and costs and all other costs, such as travel, lodging, phone, and the like, incurred by Lender or its agents in the negotiating, drafting, execution and implementation of the terms of the entire term hereof. All such cost shall be paid promptly after Lender submits said costs for payment. These closing costs are in addition to the Miscellaneous Costs.

            (e) Administration and Examination Fee. Borrower will pay to Lender a loan administration and examination fee of $2,745.00 per month (the "Administration and Examination Fee") for Lender's administration of the Consolidated Term Loan and monthly physical examination of Borrower's books, records and business operations, including without limitation monthly on-site visits to each, together with all actual out-of-pocket expenses incurred in connection therewith. Beginning February 1, 2003 and on the first day of each calendar month thereafter, the Administration and Examination Fee will be paid in advance by Borrower to Lender in immediately available funds to Lender's account as may be designated to Borrower by Lender in writing from time to time. The Administration and Examination Fee shall be paid by Borrower for as long as any part of the Term Loans remains unpaid.

            (f) Effective Date. When the prior Term Loans 1, 2 and 3 are cancelled and refinanced as provided hereunder, this Agreement will become effective ("Effective Date") which date is expected to be December 30, 2002, provided that the gaming authorities of Panama have approved this Agreement in its entirety along with the related Stock Pledge with no changes or modifications, by 5:00 p.m. CST on or before December 29, 2002 ("Approval"). If such Approval has not been timely obtained, then Borrower shall have the option to extend the Effective Date of this Agreement until such Approval is obtained, but in no event shall the Approval be obtained later than 5:00 p.m. CST March 31, 2003 ("Approval Deadline"). Should the Approval not be obtained on or before the Approval Deadline, then this Agreement shall be void and of no force or effect.

            (g) Pledge. The Consolidated Term Loan is secured by a pledge by the Borrower of all of Borrower's stock in International Thunderbird Gaming (Panama) Corporation ("INB Panama") ("Collateral") pursuant to the Pledge Agreement.

3. SCHEDULES AND REPORTS.

             Borrower will furnish or cause to be furnished to Lender the following:

            (a) Quarterly Financial Statements. As soon as practicable and in any event within 45 days after the end of each fiscal quarter, financial statements, including balance sheets, income statements and cash flow statements prepared by Borrower in the normal course of its business. For purposes of this Section 3, Borrower shall mean International Thunderbird Gaming Corporation and each of its Subsidiaries and Affiliates separately, including, but not limited to, those that own, manage or operate the gaming operations of Borrower or any Subsidiaries or Affiliates which has employees.

            (b) Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year of Borrower: (a) statements of income and expenses and of Borrower for such Fiscal Year, and a balance sheet of Borrower as of the end of such Fiscal Year, and (2) statements of cash flow of Borrower for such Fiscal Year, such statements to be presented on a consolidated and consolidating basis and by Borrower in accordance with GAAP and certified by independent certified public accountants of recognized national standing selected by Borrower and satisfactory to Lender, whose opinion shall be unqualified, in form and substance reasonably satisfactory to Lender. Commencing with the Fiscal Year ending on or about December 31, 2003, such financial statements shall set forth in comparative form, corresponding figures for the period Borrower and shall forward to Lender the same statements of income, expenses, balance sheets and cash flow on an unaudited basis (unless audited ones are unavailable) in a consolidated basis and are covered by the preceding annual audit and as of the end of the preceding Fiscal Year of Borrower.

             (c) Other Information. With reasonable promptness, such other business or financial data, reports, appraisals and projections as Lender may reasonably request.

           (d) Accompanying Certificates. All annual financial statements delivered to Lender pursuant to the requirements of this paragraph (except where otherwise expressly indicated) shall be prepared in accordance with GAAP as provided in this Agreement. Together with each delivery of financial statements required by paragraph 3(b) above, Borrower shall deliver to Lender an officer's certificate in the form set out in Exhibit B hereto.

4. TERM.

            This Agreement shall be in effect from the date hereof and shall continue until the Consolidated Term Loan and all amounts due hereunder are paid in full; At such time as Borrower has indefeasibly repaid all of the money or costs due anywhere hereunder ("Liabilities") and this Agreement has terminated, (i) Borrower will deliver to Lender a release, in form and substance reasonably satisfactory to Lender, of all obligations and liabilities of Lender and its officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrower, and if Borrower is obtaining new financing from another lender, Borrower will deliver such lender's indemnification of Lender, in form and substance satisfactory to Lender, for checks which Lender has credited to Borrower's account, but which subsequently are dishonored for any reason and (ii) upon Borrower's request, Lender will deliver to Borrower a release in form and substance reasonably satisfactory to Borrower.

5. REPRESENTATIONS AND WARRANTIES.

             Borrower hereby makes the following representations, warranties and covenants:

            (a) the Borrowers financial statements and financial projections delivered or to be delivered by Borrower to Lender at or prior to the date of this Agreement and at all times subsequent thereto accurately reflect the financial condition of Borrower, and since the date of the Borrower's audited financial statements as of December 31, 2001, which have been delivered to Lender, no event or condition has occurred which has had, or is reasonably likely to have, a Material Adverse Effect, other than those disclosed in Schedule 7(d);

            (b) the office where Borrower keeps its books, records and accounts (or copies thereof) concerning its assets and liabilities, Borrower's principal place of business and all of Borrower's other places of business, locations of assets and post office boxes are as set forth in Exhibit A; Borrower will promptly (but in no event less than ten (10) days prior thereto) advise Lender in writing of the proposed opening of any new place of business, the closing of any existing place of business, any change in the location of Borrower's books, records and accounts (or copies thereof) or the opening or closing of any post office box of Borrower;

            (c) Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement, the Pledge Agreement and all related agreements ("Related Agreements") and perform its obligations hereunder and thereunder; Borrower will deliver to Lender a written Board of Director's resolution approving the execution and implementation of the terms and conditions of this Agreement, the Related Agreements; Borrower's execution, delivery and performance of this Agreement and the Related Agreements does not and will not conflict with the provisions of any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on Borrower, and Borrower's execution, delivery and performance of this Agreement and the Related Agreements will not result in the imposition of any lien or other encumbrance upon any of Borrower's property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected;

            (d) except as otherwise disclosed on Schedule 7(d), there are no actions or proceedings which are pending or, to the best of Borrower's knowledge, threatened against Borrower which are reasonably likely to have a Material Adverse Effect and Borrower will, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Lender;

            (e) Borrower has obtained all licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on the operation of its business, and Borrower is and will remain in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health and safety or environmental matters), the failure to comply with which would have a Material Adverse Effect on its business, property, assets, operations or condition, financial or otherwise.

            (f) all written information now, heretofore or hereafter furnished by Borrower to Lender is and will be true and correct in all material respects as of the date with respect to which such information was or is furnished (except for financial projections, which have been prepared in good faith based upon reasonable assumptions);

           (g) Borrower is not conducting, permitting or suffering to be conducted, nor will it conduct, permit or suffer to be conducted, any activities, or will (while any Liabilities remain outstanding) be owned by any Affiliate which is not also a Borrower;

            (h) this Agreement and the Related Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally;

            (i) Borrower is solvent effective with this Agreement, is able to pay its debts as they become due and has capital sufficient to carry on its business, now owns property having a value both at fair market valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Related Agreements or by completion of the transactions contemplated hereunder or thereunder;

            (j) Borrower is not now obligated, whether directly or indirectly, for any loans or other indebtedness (secured or otherwise) for borrowed money other than (i) the Liabilities; (ii) indebtedness disclosed to Lender on Schedule 7(i); (iii) unsecured indebtedness to trade creditors arising in the ordinary course of Borrower's business and (iv) unsecured indebtedness arising from the endorsement of drafts and other instruments for collection, in the ordinary course of Borrower's business.

            (k) Borrower does not own any margin securities, and none of the proceeds of the Loans hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation G or Regulation U of the Board of Governors of the Federal Reserve System of the United States as in effect from time to time;

            (l) except as otherwise disclosed on Schedule 7(m), Borrower has no Parents, Subsidiaries or divisions, nor is Borrower engaged in any joint venture or partnership with any other Person; the ownership of the same is disclosed in Schedule 7(m);

            (m) Borrower is duly organized and in good standing in its country and state of organization and Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for such other states in which the failure to so qualify would not have a Material Adverse Effect;

            (n) Borrower (effective with the Effective Date of this Agreement) is not in default under any material contract (including any shareholder agreements between shareholders of INB-Panama), lease or commitment to which it is a party or by which it is bound, nor does Borrower know of any dispute regarding any contract, lease, or commitment which is material to the continued financial success and well-being of Borrower;

            (o) there are no controversies pending or threatened except as otherwise disclosed in Schedule 7(d) between Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of Borrower, and Borrower is in compliance in all material respects with all laws of any applicable jurisdiction respecting employment and employment terms, conditions and practices; except where the failure to so comply would not have a Material Adverse Effect;

           (p) Borrower possesses, and will continue to possess, adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and tradenames (collectively, "Intellectual Property") to continue to conduct its business as heretofore conducted by it;

              (q) Borrower is in compliance in all respects with all applicable laws, rules and regulations of any governmental authority;

              (r) The Board of Directors of Borrower as of the date of disbursement of monies under this Agreement hereof consisted of Jack Mitchell, Albert Atallah, Salomon Guggenheim, Jean Duval and Jorge Montano; and

            Borrower represents, warrants and covenants to Lender that all representations, warranties and covenants of Borrower contained in this Agreement (whether appearing in paragraphs 5 or 6 hereof or elsewhere) will be true at the time of Borrower's execution of this Agreement, will survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, will remain true until the repayment in full of all of the Liabilities and termination of this Agreement, and will be remade by Borrower as of the Effective Date and with each certification pursuant to Paragraph 3(d).

             Lender hereby makes the following representations, warranties and covenants:

            (a) Lender has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Related Agreements and perform its obligations hereunder and thereunder;

             (b) Lender is duly organized and in good standing in its country and state of organization and Lender is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for such other states in which the failure to so qualify would not be material;

6. COVENANTS.

            Until payment or satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Lender's prior written consent waiving or modifying any of Borrower's covenants hereunder in any specific instance, Borrower agrees as follows:

            (a) Borrower will at all times keep accurate and complete books, records and accounts with respect to all of Borrower's business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and will keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A;

             (b) Borrower agrees to deliver to Lender the financial information and certificate described in paragraph 3(b) hereof, all of which will be prepared in accordance with GAAP;

             (c) Lender, or any Persons designated by it, will have the right, at any time, in the exercise of its commercially reasonable credit judgment, to call at Borrower's place of business at any reasonable times, and, without hindrance or delay and to inspect, audit, check and make extracts from Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to Borrower's business, its assets or any transactions between the parties hereto, and will have the right to make such verification concerning Borrower's business as Lender may consider reasonable under the circumstances. Borrower will furnish to Lender such information relevant to Lender's rights under this Agreement as Lender will at any time and from time to time reasonably request. Borrower authorizes Lender to discuss the affairs, finances and business of Borrower with any officers or directors of Borrower or any Affiliate, or with those employees of Borrower with whom Lender has determined in its commercially reasonable judgment to be necessary or desirable to converse, and to discuss the financial condition of Borrower with Borrower's independent public accountants. Any such discussions will be without liability to Lender or to such accountants. Lender shall have the right to audit or review the books and records of the Borrower to ensure compliance with the terms of this Agreement. The audit will be at the expense of the Lender unless it is determined by the result of the audit that any of the representations, warranties or covenants made hereunder are not true and correct, in which case Borrower shall pay for Lender's cost of the audit.

            (d) all monies and other property obtained by Borrower from Lender pursuant to this Agreement will be used solely for business purposes of Borrower, and will not, without the prior written consent of Lender, be used for any other purposes;

            (e) Borrower will file all required tax returns and pay all of its taxes on or before when due, including, without limitation, taxes imposed by any federal, state or municipal agencies, and will cause any liens for taxes to be promptly released, unless such non-payment would not create a Material Adverse Effect;

            (f) Borrower will not enter into any merger or consolidation, or sell, lease or otherwise dispose of all or substantially all of its assets;

            (g) Borrower shall promptly report to Lender any changes to Schedule 7(d), 7(i) or 7(m);

            (h) Borrower will maintain and keep in full force and effect each of the financial covenants set forth herein. The calculation and determination of each such financial covenant, and all accounting terms contained therein, will be so calculated and construed in accordance with GAAP, applied on a basis consistent with the financial statements of Borrower delivered on or before the Closing Date;

            (i) Borrower shall reimburse Lender for all of its costs, expenses, legal fees and costs in seeking to collect any Liabilities or enforce any of Lender's rights under this Agreement, which amounts will bear interest at the highest rate applicable hereunder;

            (j) Borrower will not enter into or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction with any Affiliate of Borrower except in the ordinary course of business in a manner and to an extent consistent with past practices of Borrower and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to Borrower or such Subsidiary as are available from unaffiliated third parties;

            (k) Borrower will promptly advise Lender in writing of any Material Adverse Effect or the occurrence of any Default or Event of Default.

            (l) Borrower shall maintain and pay for life insurance policies and endorsements contained in Transamerica Policy No. 41945906 (Jack Mitchell) and Transamerica Policy No. 41945902 (Albert Atallah) during the term of this Consolidated Term Loan.

            (m) Borrower shall not cause or assist others to cause INB Panama to issue any additional shares of stock, unless fifty percent (50%) of any such additional shares are pledged as Collateral under the Pledge Agreement at the time of their issuance.

            (n) Borrower shall not cause or assist others in creating or modifying any shareholder agreement of INB Panama shareholders or any other agreements that would have a Material Adverse Effect on Lender's rights under this Agreement or the Pledge Agreement.

7. CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT.

            (a) The obligation of Lender to agree to the consolidation of Term Loans 1, 2 and 3 as described herein is subject to the satisfaction of or waiver by the Lender on or before the Closing Date of the following conditions precedent:

                        (i) Lender will have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 9 (the "Closing Document List").

                         (ii) Except as disclosed in Schedule 7(d), since December 31, 2001, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect, as determined by Lender in its sole discretion.

                         (iii) Lender will have received payment in full of all fees and expenses payable to it by Borrower on or before the Closing Date.

                         (iv) Lender will have received unqualified, audited financial statements of the Borrower for the Fiscal Year ending December 31, 2001, and any unaudited financial statements issued prior to the Effective Date which are satisfactory to Lender;

                         (v) Borrower will provide to Lender evidence of operating permits, leases, licenses and other documents , including construction budgets of any new or proposed gaming operation and actual expenditures as they become available.

                          (vi) Borrower will provide evidence sufficient to Lender, that Borrower has paid all finders fees and brokerage fees in connection herewith.

                        (vii) All representations and warranties contained in this Agreement and the Related Agreements will be true and correct on and as of the date of such request, as if then made, other than representations and warranties that relate solely to an earlier date;

                          (viii) No Default or Event of Default has occurred, or would result from the making of the requested advance on the Loan, which has not been waived;

                          (ix) Since the date of the most recent audited financial statement delivered to Lender, except as disclosed in Schedule 7(d), no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect determined by Lender in its sole discretion;

                         (x) The Lender shall have received all necessary approvals of The Toronto Stock Exchange, if any, and shall have fully complied with all applicable securities laws to permit the entering into of this Agreement by the parties and the issuance of the Common Shares pursuant to this Agreement and the Convertible Amount. The cost to obtain any such approvals shall be the sole responsibility of Borrower; and

                          (xi) Borrower shall have delivered to Lender on or before October 30, 2002, written consent by the Board of Directors of International Thunderbird Gaming (Panama) Corporation ("INB Panama") of the pledging of Borrower's shares of INB Panama and agreement to accept Lender's rights under the Pledge Agreement.

                          (xii) Borrower shall have delivered to Lender by December 26, 2002, satisfactory verification that the Panama Gaming Board has approved this Agreement and the Pledge Agreement without change or modification.

            (b) The Borrower delivers to Lender (i) an Officer's Certificate from its President attaching a certified copy of a duly adopted resolution from the Board of Directors of Borrower approving this Agreement and the Related Agreements and certifying that the representations and warranties of Borrower made herein are true and correct as of the date of the advance and that no default or Event of Default has occurred as of the date of the advance and (ii) the Pledge Agreement and all documents and instruments necessary to perfect a first priority security interest in the assets pledged pursuant to the Pledge Agreement.

8. DEFAULT.

             The occurrence of any one or more of the following events which remains uncured for 30 days after its occurrence, will constitute an "Event of Default" hereunder:

            (a) the failure of any Borrower to pay when due, or when otherwise declared due, or demanded by Lender in accordance with the terms hereof, any of the Liabilities;

            (b) the failure of any Borrower to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Borrower under this Agreement or any of the Related Agreements;

            (c) the making or furnishing by any Borrower to Lender of any written representation, warranty, certificate, schedule, report or other written communication within or in connection with this Agreement or the Related Agreements or in connection with any other agreement between such Borrower and Lender, which is untrue or materially misleading in any respect;

            (d) the commencement of any proceedings (i) in bankruptcy by or against any Borrower, (ii) for the liquidation or reorganization of any Borrower, (iii) alleging that such Borrower is insolvent or unable to pay its debts as they mature, or (iv) for the readjustment or arrangement of any Borrower's debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Borrower; provided, however, that if such commencement of proceedings against such Borrower is involuntary, such action will not constitute an Event of Default if such proceedings are dismissed within the 30 day period mentioned above in this Paragraph 8;

            (e) the appointment of a receiver or trustee for any Borrower, for any of the Collateral or for any substantial part of any Borrower's assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Borrower which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Borrower is involuntary, such action will not constitute an Event of Default if such appointment is revoked or such proceedings are dismissed within the 30 day period mentioned above in this Paragraph 8;

             (f) the entry of any judgment or order in excess of $200,000.00 against any Borrower at $200,000.00 which remains unsatisfied or undischarged;

           (g) the occurrence of an Event of Default (a) under any other agreement or instrument evidencing indebtedness for borrowed money in excess of $200,000.00 executed or delivered by Borrower or pursuant to which agreement or instrument Borrower or its properties is or may be bound;

            (h) a Change of Control has occurred. "Change of Control" means if (i) any Person (A) makes a tender or exchange offer for the issued and outstanding voting stock of any Borrower and beneficially owns twenty-five percent (25%) or more of the issued and outstanding voting stock of any Borrower after such tender or exchange offer, or (B) acquires, directly or indirectly, the beneficial ownership of twenty-five percent (25%) or more of the issued and outstanding voting stock of Borrower in a single transaction or a series of transactions; (ii) any Borrower is a party to a merger, consolidation or similar transaction and following such transaction, fifty percent (50%) or more of the issued and outstanding voting stock of the resulting entity is not beneficially owned by those persons, corporations or entities that constituted the stockholders of such Borrower immediately prior to the transaction; (iii) any Borrower sells fifty percent (50%) or more of its assets to any other person or persons (other than an Affiliate or Affiliates of Borrower); (iv) individuals who, as of the date first written above, constitute the Board of such Borrower (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; or (v) Jack Mitchell ceases to be President of Borrower;

            (i) the occurrence of any event or condition which has or is reasonably likely to have a Material Adverse Effect; or

            (j) if Borrower is or becomes not publicly tradeable on the Toronto, Canada Stock Exchange and is not thereafter within sixty (60) days publicly tradeable on the TSX Group of company exchanges;

            (k) the gaming authorities at any time revoke their Approval of this Agreement and the Stock Pledge or otherwise revoke or suspend Borrower's license or rights to own or operate any of its casinos in Panama;

             (l) The Borrower fails to perform the conditions precedent in a timely manner as set forth in Paragraph 7 above;

             (m) the Borrower defaults under any of the Related Agreements or any other agreement between Lender and Borrower; or

            (n) the "Pledged Shares", as defined in the Pledge Agreement, shall cease to constitute at least fifty percent (50%) of the issued and outstanding shares of common stock of INB Panama.

9. REMEDIES UPON AN EVENT OF DEFAULT.

            (a) Upon the occurrence of an Event of Default described in paragraph 8(h) hereof, Lender will not exercise any remedies unless such Event of Default remains uncured for a period of sixty (60) days after notice from Lender of such Event of Default. Upon the occurrence of an Event of Default described in paragraphs 8(a), 8(c), 8(d), 8(e), 8(f), 8(g), 8(h), 8(j) or 8(k) hereof, all of the Liabilities will immediately and automatically become due and payable, after ten (10) days' written notice from Lender if such Event of Default is not cured within said ten (10) day period at which time if no cure has occurred, Lender may exercise its remedies. Upon the occurrence of any Event of Default described in paragraphs 8(a), 8(c), 8(d), 8(e), 8(f), 8(g), 8(j) or 8(k), the Lender will not exercise any remedies unless such Event of Default remains uncured for a period of thirty (30) days after notice from Lender of such Event of Default. Subject to applicable notice and cure periods, Lender may pursue all remedies it has under this Agreement, any Related Agreement, or applicable law or in equity. Borrower hereby grants Lender full authority to accept ownership of the Collateral in exchange for full extinguishment of any Liabilities owed by Borrower to Lender hereunder or under the Pledge Agreement. To make such election to take ownership of the Collateral, Lender shall notify Borrower and INB Panama of its election to take ownership of the Collateral; provided however, for the ninety (90) day period after Lender takes ownership of the Collateral, Lender

                        (i) may not sell the Collateral and

                       (ii) Lender shall sell the Collateral back to the Borrower, if and only if, Borrower delivers to Lender monies representing 110% of the Liabilities due hereunder at such time, including all costs of attorneys fees owed by Lender, plus interest at the default rate hereunder. If Lender makes such election, the Borrower hereby grants title to the shares transferred to Lender, with no further action from Lender or Borrower necessary to effectuate such transfer, immediately upon Lender's sending notice of such election.

            If there is an occurrence of an uncured Event of Default, as a part of and in addition to all other Liabilities, Borrower shall incur and pay as a Liability to Lender an exit fee of $1,200,000 (the "Exit Fee"), plus interest at 10% from the Effective Date, provided however, if no Event of Default has occurred or is continuing, commencing with the 13th month after the Effective Date, the amount of the Exit Fee shall be reduced each month until the Consolidated Term Loan is fully repaid, with the amount of said reduction equal to 1/36th of the then current Exit Fee amount. Also, at any time during the term of the Consolidated Term Loan, should Lender receive distributions from any of Lender's affiliates, then said Exit Fee shall be reduced by an amount equal to any distribution received. Lender acknowledges that Borrower is a co-shareholder with a group of Panamanian shareholders that own not more than fifty percent (50%) of shares issued by INB Panama and that Lender's rights as a stockholder of INB Panama (should it exercise its remedy to take ownership of the Collateral) may be subject to the terms and conditions of currently existing shareholder agreements of INB shareholders.

10. INDEMNIFICATION.

            Borrower agrees to defend (with counsel reasonably satisfactory to Lender), protect, indemnify and hold harmless Lender, each affiliate or subsidiary of Lender, and each of their respective officers, directors, employees, attorneys and agents (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party will be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations including, without limitation, securities, environmental and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Related Agreement, or any act, event or transaction related or attendant thereto, the making and the management of the Consolidated Term Loan or the use or intended use of the proceeds therefrom, including, without limitation, any and all environmental matters and conditions of every kind and nature, and including without limitation, Borrower's failure to obtain or maintain all licenses, permits or approvals required for the operation of its business (regardless of the cause of such failure); provided, however, that Borrower will not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower will satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity will be paid to each Indemnified Party on demand, and, failing prompt payment, will, together with interest thereon at the rate then applicable to Loan hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the Liabilities of Borrower and be secured by the Collateral. The provisions of this paragraph 10 will survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

11. NOTICES.

            All written notices and other written communications with respect to this Agreement will be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Lender will be sent to it at 5425 Martindale, Suite 100, Shawnee, Kansas 66218, Attention: Tino Monaldo (if by telecopy to (913) 441-5980), and in the case of Borrower will be sent to all Borrower at 16885 West Bernardo Drive, Suite 100, San Diego, California 92127, Attention: Jack Mitchell (if by telecopy to (858) 451-1169).

12. CHOICE OF GOVERNING LAW AND CONSTRUCTION.

            This Agreement and the Related Agreements are submitted by Borrower to Lender for Lender's acceptance or rejection at Lender's principal place of business as an offer by Borrower to borrow monies from Lender now and from time to time hereafter, and will not be binding upon Lender or become effective until accepted by Lender, in writing, at said place of business. If so accepted by Lender, this Agreement and the Related Agreements will be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS WILL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF KANSAS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, AND PERFECTION OF THE SECURITY INTERESTS IN THE COLLATERAL. If any provision of this Agreement will be held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

13. FORUM SELECTION AND SERVICE OF PROCESS.

            To induce Lender to accept this Agreement, Borrower irrevocably agrees that, subject to Lender's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL WILL BE LITIGATED IN FEDERAL COURTS HAVING SITES WITHIN THE KANSAS CITY, STATE OF KANSAS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. Borrower hereby irrevocably appoints and designates the Secretary of State of Kansas, whose address is Topeka, Kansas (or any other person having and maintaining a place of business in such state whom Borrower may from time to time hereafter designate upon ten (10) days written notice to Lender and who Lender has agreed in its sole discretion in writing is satisfactory and who has executed an agreement in form and substance satisfactory to Lender agreeing to act as such attorney and agent), as Borrower's true and lawful attorney and duly authorized agent for acceptance of service of legal process. Borrower agrees that service of such process upon such person will constitute personal service of such process upon Borrower. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY LENDER IN ACCORDANCE WITH THIS PARAGRAPH.

14. MODIFICATION AND BENEFIT OF AGREEMENT.

            This Agreement and the Related Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer this Agreement, or the Related Agreements or any portion thereof including, without limitation, Borrower's rights, titles, interest, remedies, powers or duties thereunder. Borrower hereby consents to Lender's sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the Related Agreements, or of any portion thereof, or participations therein without limitation, Lender's rights, titles, interest, remedies, powers and/or duties thereunder. Borrower agrees that it will execute and deliver such documents as Lender may request in connection with any such sale, assignment, participation transfer or other disposition.

15. HEADINGS OF SUBDIVISIONS.

            The headings of subdivisions in this Agreement are for convenience of reference only, and will not govern the interpretation of any of the provisions of this Agreement.

16. POWER OF ATTORNEY.

            Borrower acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and will be irrevocable until all of the Liabilities are paid in full and this Agreement is terminated.

17. WAIVERS.

            Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the Related Agreements will not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the Related Agreements will not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Related Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any Related Agreement will preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Related Agreements and no Event of Default under this Agreement or default under any of the Related Agreements will be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to Borrower specifying such suspension or waiver.

18. KANSAS STATUTORY NOTICE.

            K.S.A. 16-117 and 16-118 Notice.

            The following notice is given to comply with K.S.A. 16-117 and 16-118:

         THIS IS THE FINAL EXPRESSION OF THIS AGREEMENT BETWEEN BORROWER AND LENDER. THIS LOAN AGREEMENT CANNOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN BORROWER AND LENDER. THE FOLLOWING SPACE (WHICH THE PARTIES HERETO AGREE IS SUFFICIENT SPACE) IS PROVIDED FOR THE PLACEMENT OF NONSTANDARD TERMS, IF ANY (IF THERE ARE NO NONSTANDARD TERMS TO BE ADDED, STATE "NONE"):

            NONE.

          BY SIGNING BELOW, BORROWER AND LENDER HEREBY AFFIRM THAT THERE IS NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN THEMSELVES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.

19. AGREEMENT GOVERNED BY THE LAWS OF KANSAS.

            This Agreement shall be governed by and construed in accordance with the internal laws, rule, regulations and not the laws pertaining to choice or conflict of laws, of the State of Kansas and the United States, except where there is a conflict with the laws, rules and regulations of the Toronto Canada Stock Exchange in which case the later shall control.

20. AGREEMENT SUBJECT TO LAWS.

            If any provision of this Agreement or the application thereof to any party or any circumstance shall be found to be contrary to, or inconsistent with or unenforceable under any Law, the latter shall control and this Agreement shall be deemed modified accordingly, but in other respects the Agreement shall continue in full force and effect subject to the modifications necessary to preserve the intent and considerations due the parties as set forth in the subsequent sentence. It is the express intention of the parties hereto that this Agreement no be invalidated by the current or future existence of Law, known or unknown; but rather it is the intention of the parties that the doctrine of cy pres apply in the event part or all of this Agreement is so invalidated; and further that this Agreement shall be reconstituted and enforceable by the parties hereto their successor and/or assigns in such a manner so as to fully carry out, implement and execute the intentions of the parties and provide all of the considerations contemplated by the parties hereto.

21. FURTHER ASSURANCES.

            The parties hereby agree to execute, acknowledge and deliver to each other any further writings, documents, transfers, acknowledgments, instruments, powers of attorney, authorizations, filings, applications, reports, etc., that may be reasonably required to give full force and effect to the provisions of this Agreement, and to take such further actions reasonably required in fulfillment of obligations set forth herein or in furtherance of the intent hereof.

22. COUNTERPARTS.

            This Agreement may be executed in multiple counterparts, each of which shall be in an original, but all of which shall be deemed to constitute one instrument. This Agreement or any document executed in connection herewith shall be binding upon such signator party, if said signature is delivered by telecopier or other like transmission.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement in Shawnee, Kansas.
MRG ENTERTAINMENT, LLC, a Kansas limited liability company /s/ Tino M. Monaldo By: _______________________ Tino M. Monaldo Chief Operating Officer
INTERNATIONAL THUNDERBIRD GAMING CORPORATION /s/ Jack R. Mitchell By: _______________________ Jack R. Mitchell, President

EXHIBIT A

BUSINESS LOCATIONS

                Attached to and made a part of that certain Loan and Security Agreement of even date herewith between INTERNATIONAL THUNDERBIRD GAMING CORPORATION and MRG ENTERTAINMENT, LLC, a Kansas limited liability company.

A.             Borrower's business location (please indicate which location is the principal place of business and at which location(s) originals and all copies of Borrower's books, records and accounts are kept):
    International Thunderbird Gaming Corporation

    16885 West Bernardo Drive, Suite 100,

    San Diego, California 92127

    Attention: Jack Mitchell

    Telecopy: (858) 451-1169

    (Principal place of business)

    International Thunderbird Gaming Corporation

                           16885 West Bernardo Drive, Suite 100

San Diego, California 92127

Attention: Jack Mitchell

Telecopy: (858) 451-1169)

(Location of books, records and accounts)

     3.     Fiesta Casinos Panama

Calle 51 y Aquilino de la Guardia

Panama City, Panama

Republic of Panama

Tel: (507) 269-0691

Fax: (507) 269-3345

     4.     Fiesta Casinos Nicaragua

Hotel Inter-continental Managua

Octava Calle Suroeste No. 101

P.O. Box 3278

Managua, Nicaragua

Tel: (505) 277-0251

Fax: (505) 277-0251

    5.      Fiesta Casinos Guatemala

14 Calle 3-51 Zona

Edificio Murano Center

Nivel 6 Oficina 603

Guatemala City, Guatemala

Central America

Tel: (502) 366-6096

Fax: (502) 366-6074

EXHIBIT B

OFFICER'S CERTIFICATE

            This Certificate is submitted pursuant to the Consolidation Loan Agreement ("Loan Agreement") between Management Resources Group, LLC, a Kansas limited liability company ("Lender") and International Thunderbird Gaming Corporation, a Canadian corporation ("Borrower"), dated on or about October, 2002, for approximately $3,130,000 (hereafter collectively the "Loan Documents").

            The undersigned hereby certifies to Lender that as of the date of this Agreement:

            1.         The undersigned is the President of the Borrower.

            2.        There exists no event or circumstance which is or which with the passage of time, the giving of notice, or both would constitute an Event of Default, as that term is defined in the Loan Documents, or, if such an event or circumstance exists, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrower has taken or proposes to take with respect thereto.

            3.        No material adverse change in the condition, financial or otherwise, business, property, or results of operations of Borrower has occurred since , or, if such a change has occurred, a writing attached hereto specifies the nature thereof and the action that Borrower has taken or proposes to take with respect thereto.

            4.        All insurance premiums due as of such date have been paid.

            5.        All taxes due as of such date have been paid or, for those taxes which have not been paid, a writing attached hereto describes the nature and amount of such taxes, and sets forth Borrower's rationale for not paying such taxes and the action that Borrower has taken or proposes to take with respect thereto.

            6.        To the best of the undersigned's knowledge, after appropriate inquiry, except as previously disclosed to Lender in writing, no litigation, investigation or proceeding, or injunction writ or restraining order is pending or threatened against the Borrower or, if any litigation, investigation or proceeding, or injunction, writ or restraining order is pending or threatened against the Borrower, a writing attached hereto specifies the nature thereof and the action that Borrower has taken or proposes to take with respect thereto.

            7.        Borrower is in compliance with the representations, warranties and covenants in the Loan Agreement, or, if Borrower is not in compliance with any representations, warranties or covenants in the Loan Agreement, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrower has taken or proposes to take with respect thereto.

.
INTERNATIONAL THUNDERBIRD GAMING CORPORATION /s/ Jack Mitchell By: _________________________________ Jack Mitchell, President

SCHEDULE 7(d)

PENDING LITIGATION

    USA Gaming, Inc. v. International Thunderbird Gaming Corp. South Dakota Circuit Court, Seventh Judicial Circuit, County of Pennington. This lawsuit involves an alleged breach of agreement and that Thunderbird did not become licensed in the State of South Dakota as allegedly agreed. Thunderbird believes that this is a frivolous action and is defending it aggressively.
    Hilton v. International Thunderbird Gaming Corp. Case No. 98-CP-27-1, State of South Carolina, County of Jasper. Attorney Ralph E. Tupper, P.O. Box 2055, 611 Bay Street, Beaufort, South Carolina 29901-2055; 843-524-1116. Debra Hilton filed an action claiming that a Thunderbird manufactured machine was defectively designed and caused her injury while she was sitting and playing the machine. The underlying theory is "products liability". Thunderbird turned the claim over to its insurance carrier, which is defending the action. The matter is in the discovery stage.

    SBA v. Calsino Inc. and International Thunderbird Gaming Corporation, San Diego Superior Court. The SBA filed an action against Calsino Inc. (a wholly owned subsidiary of International Thunderbird Gaming and against its parent company claiming approximately $45,000 on a loan that is in default.

SCHEDULE 7(i)

INDEBTEDNESS

1. PRIME LEASING - INB:  $840,793 at 13% (1999 - 15%) effective annual interest rate, $33,000 (1999 - $53,000) monthly payments of principal and interest, maturing September 2003, and secured by a certain lease of gaming machines.

2. SEBRING ASSET MNG - INB:   $797,797 at 18% effective annual interest rate, $36,000 monthly payments of principal and interest, maturing June 2003.

3. EH&P - INB:  $309,642 at 15% effective annual interest rate, $30,000 (1999 - $30,000) monthly payments of principal and interest, maturing February 2002 (1999 - January 2002). The Company has pledged its ownership in Thunderbird Guatemala and the California gaming amounts recoverable as security fore the loan and has offered a second security interest position in its ownership of Thunderbird Panama but only to the extent permitted by the terms of the licenses and by applicable Panamanian law.

4. SBA LOAN:  $58,655

SCHEDULE 7(m)

PARENTS, SUBSIDIARIES, JOINT VENTURES AND PARTNERSHIPS

I. THE PARENT COMPANY

    Incorporation. International Thunderbird Gaming Corporation ("the Company") was incorporated by registration of its memorandum and articles under the Company Act (British Columbia) on September 4, 1987 under the name "Winters Gold Hedley Ltd.". The Company changed its name to "Regal Gold Corporation" and consolidated its share capital on a 2.5:1 basis effective August 26, 1993. The Company subsequently changed its name to International Thunderbird Gaming Corporation, and updated its articles, effective June 23, 1994.

    The Company continued into the Yukon effective February 5, 1999, as approved by the shareholders of the Company on June 18, 1998.

    The Company's head and principal office is located at 16885 West Bernardo Drive, Suite 100, San Diego, California 92127. The Company's registered and records office and address for service in the Yukon is in care of its solicitors, Preston, Willis & Lackowicz, Suite 300 - 204 Black Street, Whitehorse, Yukon, Canada Y1A 2M9.

    Subsidiaries. The Company owns and manages the following wholly or partially owned subsidiaries (the "Subsidiaries"):
Name of Subsidiary	Percentage of Voting Shares Beneficially Owned or Controlled by the Company	Date of Incorporation	Jurisdiction of Incorporation
Thunderbird Carolina Inc.	100%	Dec. 22, 1989	North Carolina
Thunderbird Gaming Inc.	100%	March 30, 1992	British Columbia
Thunderbird Greeley, Inc.	100%	Jan. 14, 1994	Colorado
Thunderbird Manufacturing Inc.	100%	May 19, 1994	British Columbia
International Thunderbird Gaming SRL	100%	March 7, 1996	Barbados
Thunderbird Development, Inc.	100%	March 19, 1996	California
International Thunderbird Gaming (Panama) Corp	50%	Nov. 25, 1996	Panama
Thunderbird (Barbados) Inc.	100%	Jan. 27, 1997	Barbados
537481 British Columbia Ltd.	100%	Feb. 27, 1997	British Columbia
International Thunderbird Gaming - Nova Scotia	100%	June 23, 1997	Nova Scotia
Thunderwatch Partnership	100%	July 2, 1997	British Columbia
Camino Real (BVI) Investments Ltd.	100%	August 29, 1997	British Virgin Islands
International Thunderbird (BVI) Ltd.	100%	August 29, 1997	British Virgin Islands
Thunderwatch (BVI) Ltd.	100%	Sept. 1, 1997	British Virgin Islands
International Thunderbird Brazil (BVI) Ltd.	100%	Oct. 2, 1997	British Virgin Islands
Thunderbird de Guatemala, S.A. ("Thunderbird Guatemala")	100%	Oct. 15, 1997	Guatemala
Thunderwatch (Barbados) Inc.	100%	Oct. 16, 1997	Barbados
Thunderbird do Brazil, S.A.	100%	Oct. 30, 1997	Brazil
Thunderbird Panama (BVI) I Ltd.	100%	April 22, 1998	British Virgin Islands
Thunderbird Panama (BVI) II Ltd.

Juegos De Mexico Inc.

Skill Game Equipment (BVI) Limited

Servicios De Destraza S.A.

Fiesta Juegos De Costa Rica S.A.

Casinos Pajaro Trueno, S.A.

Thunderbird De Nicaragua

	100% 100% 100% 100% 92.5% 100% 76.5%	April 22, 1998 June 23, 2000 July 14 ,2000 July 31, 2000 August 9, 2000 August 9, 2000 Oct. 28, 2000	British Virgin Islands British Virgin Islands British Virgin Islands Mexico Costa Rica Costa Rica Nicaragua

            All of the subsidiaries were held directly by the Company or indirectly through another subsidiary. None of the subsidiaries have any non-voting shares outstanding.

            The following are the main operating activities carried out by the Company's Subsidiaries:

    The Company through Thunderbird Panama operates five casinos in the Republic of Panama under the name Fiesta Casinos.
    The Company through Thunderbird Guatemala, supplies, installs, manages, operates and maintains video lottery terminals and associated equipment in Guatemala.
    The Company through Thunderbird de Nicaragua operates a casino in the Republic of Nicaragua under the name Fiesta Casinos.

                        C.  Investments. The Company has investments in the following entities:
Name of Entity	Percentage of Voting Shares Owned by the Company	Date of Incorporation	Jurisdiction of Incorporation
South America Entertainment Investment	30%	January 11, 2000	British Virgin Islands
Fiesta Casino Guayana C.A.	30%	April 14, 2000	Venezuela
Entertainmens de Mexico - Laredo	33.3%	November 7, 2000	Mexico
Entertainmens de Mexico SRL	37.18%	December 15, 2000	Mexico

NEITHER THIS WARRANT CERTIFICATE NOR THE SHARES OF STOCK TO BE ISSUED UPON EXERCISE OF THIS WARRANT CERTIFICATE HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR UNDER APPLICABLE STATE SECURITIES LAWS OR THE LAWS OF THE DOMINION OF CANADA.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION

WARRANT CERTIFICATE AND AGREEMENT

            This Warrant Certificate and Agreement (this "Agreement") is issued in connection with that certain Loan Agreement of even date herewith by and between Borrower (defined below) and Registered Holder (defined below) (as amended, restated, extended or otherwise modified from time to time, the "Consolidated Term Loan"; capitalized terms used herein without definition shall have the meanings ascribed thereto in the Consolidated Term Loan and the exhibits thereto).

Date of Issue:                                                                                Effective December 30, 2002

Expiration Date of the Right to Exercise:                                         December 31, 2006

Registered Holder:                                                                        Name:         MRG Entertainment, LLC
                                                                                                     Address:      5425 Martindale, Suite 100
                                                                                                                        Shawnee, KS 66218

            For value received, International Thunderbird Gaming Corporation ("Borrower") hereby grants to the Registered Holder named above or its registered assign(s) ("Registered Holder"), the right to purchase from the Borrower the number of shares of Borrower's Common Stock (the "Common Stock") equal to the Total Warrant Shares, as defined below. The amount and kind of securities purchasable pursuant to the rights granted hereby and the purchase price for such securities are subject to adjustment as provided under the terms set forth in this Agreement but, notwithstanding anything contained herein to the contrary, the securities purchased hereunder shall always be voting shares. This Agreement supercedes and replaces all prior Warrant Certificates and Agreements between the parties hereto, including but not limited to those dated in 2001.

            The Borrower hereby agrees as follows:

DEFINITIONS

            1.1        The term "Warrant Share" means one share of the Common Stock provided, that if under the provisions hereof, there shall be a change such that the securities purchasable hereunder shall be issued by an entity other than the Borrower or there shall be a change in the type or class of securities purchasable hereunder, then the term "Warrant Share" shall mean one share of the security purchasable upon the exercise of the rights granted hereunder if such security shall be issuable in shares or shall mean the smallest unit in which such security shall be issuable if such security shall not be issuable in shares.

            1.2        The term "Warrant Shares" means the aggregate Warrant Shares at any time subject to the Warrants evidenced by this Agreement, which shares shall be immediately tradeable on the Toronto Stock Exchange.

            1.3        The term "Total Warrant Shares" means

             (x) [2,345,000] shares of common voting stock of Borrower as adjusted pursuant to Article III below.

            (y) So long as there is no Event of Default which has occurred and is continuing, the Total Warrant Shares shall be reduced starting in month twenty-five (25) after the Effective Date of the Consolidated Term Loan and each month thereafter in an amount equal to 1/24th of the initial Total Warrant Shares.

EXERCISE OF WARRANT

            2.1        The Number of Shares for Which Warrant is Exercisable. Except as provided herein, this Agreement shall be exercisable for the number of Total Warrant Shares.

            2.2        Exercise Period. The Registered Holder may exercise all or a portion of the Warrants at any time or from time to time after the date hereof but prior to the Expiration Date.

            2.3        Exercise Price. Subject to adjustment as set forth herein, the Exercise Price for each of the Warrants is in U.S. dollars the lesser of 15 cents Canadian or 10 cents U.S. dollars. Any part of the Term Loan not reduced as a part of the exercise of the Series A and Series B Warrants shall remain due and payable by Borrower to Registered Holder pursuant to the terms of the Consolidated Term Loan.

            Payment of Excercise Price. The Exercise Price shall first be paid by reduction of the principal and interest on the Consolidated Term Loan if the Consolidated Term Loan remains unpaid, but if paid, Registered Holder shall pay the Exercise Price to Borrower.

            2.4        No Fractional Warrant Share to be Issued. If any fraction of a Warrant Share would be issuable in the exercise of this Warrant, the Borrower, at its option, may in lieu of such fractional share pay to the Registered Holder in cash, an amount equal to such fraction of the Current Price per share of Common Stock of the Borrower.

            2.5         Exercise Procedure. In order to exercise the Warrants, Registered Holder shall deliver a written notice to Borrower at its principal office (the "Exercise Notice"), signed by Registered Holder stating that it elects to exercise all or a portion of this Agreement and stating the number of Warrant Shares it is exercising; the Exercise Price therefor (it is exercising a Series A or a Series B Warrant; and noting whether the Exercise Price is being paid by reduction of the Consolidated Term Loan or in cash (and if by cash, a certified check for the Exercise Price shall accompany the Exercise Notice). The date of receipt by Borrower of the Exercise Notice is herein referred to as the "Date of Exercise". If the Registered Holder states in the Exercise Notice that it is paying Exercise Price by reduction to the Term Loan, the principal amount of the Consolidated Term Loan will be automatically reduced (in inverse order of maturity) by the total amount of the Exercise Price for the portion of the Warrant exercised. The Borrower will provide the Registered Holder notice of any exercise of this Warrant and of the amount of the reduction of the principal amount of the Consolidated Term Loan. Except as specifically provided herein, nothing contained in this Warrant shall be construed so as to release Borrower from payment or performance in full of all Liabilities or other amounts due hereunder or under the Exercise Amount.

            2.6        As promptly as practicable (but in any event no more than 15 Business Days) after the Date of Exercise, Borrower shall issue or cause to be issued and deliver or cause to be delivered to Registered Holder, a certificate or certificates for the number of Common Shares deliverable upon the exercise of this Warrant (or specified portion hereof). Such exercise shall be deemed to have been effected immediately prior to the close of business on the Date of Exercise and at such time the rights of Registered Holder hereunder shall cease and Registered Holder shall be deemed to have become on such date the holder of record of the Common Shares represented by the certificates received by Registered Holder; provided, however, that no such surrender on any date when the share transfer registers for Common Shares of Borrower shall be closed shall be effective to constitute Registered Holder as the holder of record of such Common Shares on such date, but such surrender shall be effective to constitute Registered Holder as the holder of record thereof for all purposes at the close of business on the next succeeding day on which such share transfer registers are open. No payment or adjustment shall be made upon any exercise on account of any cash dividends on the Common Shares issuable upon exercise. Borrower acknowledges that this Warrant may be exercised in part(s), and

            2.7        Borrower acknowledges and agrees that any unexercised portion of the Warrant may, at any time prior to the maturity date and at the Registered Holder's sole discretion, be exercised in any such portions and at any such times as the Registered Holder may so decide subject to the restriction that all exercises when added up cumulatively shall not exceed 20% of the then issued and outstanding Common Shares of Borrower, taking into consideration the shares issued upon exercise.

            2.8        Assignment. Any assignment of this Warrant shall be substantially in the form set forth in Exhibit 1, attached hereto and incorporated herein, and shall provide that the person executing the same thereby sells, assigns and transfers to the person(s) named therein the rights evidenced by this Warrant to purchase the number of Warrant Shares stated therein. Such Assignment shall be dated the actual date of execution thereof.

ANTI-DILUTION

            3.1        Adjustment of the Exercise Price. The relevant Exercise Price shall be subject to adjustment from time to time as follows:

                                 a)        In case Borrower shall: (A) subdivide its outstanding Common Shares into a greater number of shares; (B) consolidate its outstanding Common Shares into a smaller number of shares; or (C) issue Common Shares to the holders of its outstanding Common Shares by way of stock dividend (other than a stock dividend to the holders of Common Shares who exercise an option to receive in the ordinary course equivalent dividends in Common Shares in lieu of receiving cash dividends), the Exercise Price in effect on the effective date of such subdivision or consolidation or on the record date for such issue of Common Shares by way of a stock dividend, as the case may be, shall, in the case of the events referred to in (A) and (C) above, be decreased in proportion to the total number of outstanding Common Shares resulting from such subdivision or issue, or shall, in the case of the event referred to in (B) above, be increased in proportion to the total number of outstanding Common Shares resulting from such consolidation. Such adjustment shall be made successively whenever any event referred to above shall occur. Any such issue of Common Shares by way of a stock dividend shall be deemed to have been made on or immediately prior to the record date for the stock dividend for the purpose of calculating the number of outstanding Common Shares under subparagraphs (b) and (c) below.

                               b)      In case Borrower shall fix a record date for the issuance of options, rights or warrants to all or substantially all of the holders of its outstanding Common Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Common Shares (or Securities exercised or exchangeable into Common Shares) at a price per share (or having an exercise or exchange price per share) less than 95% of the Current Price per Common Share, as the case may be, on such record date, the Exercise Price shall be automatically adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the sum of: (A) the total number of outstanding Common Shares on such record date; plus (B) a number of Common Shares determined by dividing the aggregate price of the additional Common Shares, if any, offered for subscription or purchase (or the aggregate exercise or exchange price of the exercisable or exchangeable Securities so offered) by the Current Market Price per Common Share, and of which the denominator shall be the total number of outstanding Common Shares on such record date plus the total number of additional Common Shares offered for subscription or purchase (or into which the exercisable or exchangeable Securities so offered are exercisable or exchangeable). Any Common Shares owned by or held for the account of Borrower shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that such options, rights or warrants are not so issued or such options, rights or warrants are not exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect based upon the number of Common Shares (or Securities exercisable or exchangeable into Common Shares) actually delivered upon the exercise of such options, rights or warranties, as the case may be.

                             c)        In case Borrower shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Common Shares of: (A) shares of any class other than Common Shares; or (B) options, rights or warrants (excluding those referred to in paragraph (b) above); or (C) evidences of its indebtedness; or (D) assets (excluding cash dividends and dividends referred to in paragraph (a) above and stock dividends to holders of Common Shares who exercise an option to receive in the ordinary course equivalent dividends in Common Shares in lieu of receiving cash dividends), then in each such case the Exercise Price shall be automatically adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the number of Common Shares outstanding on such record date multiplied by the Current Price per Common Share, less the fair market value (as determined by the board or directors, whose determination shall be conclusive) of such shares or options, rights or warrants or evidences of indebtedness or assets, if any, so distributed to the holders of Common Shares, and of which the denominator shall be the total number of Common Shares outstanding on such record date multiplied by the Current Price per Common Share. Any Common Shares owned by or held for the account of Borrower shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that such distribution is not so made, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect based upon such shares or options, rights or warrants or evidences of indebtedness or assets actually distributed.

                            d)        No adjustments of the Exercise Price shall be made pursuant to Clause C of Section (a) above or pursuant to Sections (b) or (c) above if Registered Holder is permitted to participate in such issuance by way of stock dividend or in the issue of such options, rights or warrants or such distribution, as the case may be, as though and to the same effect as if it had exercised the Exercise Amount into Common Shares prior to the record date for such issuance by way of stock dividend or the issue of such options, rights or warrants or such distribution, as the case may be.

                            e)        In any case in which this paragraph shall require that an adjustment shall become effective immediately after a record date for an event, Borrower may defer until the occurrence of such event: (A) issuing to Registered Holder who has exercised the Exercise Amount (or a portion hereof) after such record date and before the occurrence of such event the additional Common Shares issuable upon such exercise by reason of the adjustment required by such event over and above the Common Shares issuable upon such exercise before giving effect to such adjustment; and (B) paying to Registered Holder cash in lieu of any fractional interest to which he is entitled pursuant to Section (e); provided, however, that Borrower shall deliver to Registered Holder an appropriate instrument evidencing Registered Holder's rights to receive such additional Common Shares and such cash upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of Common Shares on and after the Date of Exercise or such later date as such holder would, but for the provisions of this subparagraph (e), have become the holder of record of such additional Common Shares.

                       f)        The adjustments provided for in this paragraph are cumulative and shall apply to successive dividends, distributions, subdivisions, consolidations, issues or other events resulting in any adjustment under the provisions of this paragraph; provided that, notwithstanding any other provisions of this paragraph, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one percent in such price; provided further, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

            3.2        Certificate as to Adjustment. Borrower shall from time to time immediately after the occurrence of any event which requires an adjustment in the Exercise Price as above provided, deliver an officers' certificate to Registered Holder specifying the nature of the event requiring the adjustment and the amount of the adjustment thereby necessitated and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate and the amount of the adjustment therein specified shall be verified by an opinion of Borrower's auditors and, when so verified, be conclusive and binding on all parties in interest. Borrower shall forthwith give notice of such adjustment to Registered Holder, which notice shall specify the Exercise Price after such adjustment and the event requiring such adjustment.

                 3.3        Notice to Registered Holder of Certain Events. In the event that: Borrower shall declare on its Common Shares any dividend payable in shares of Borrower (other than a stock dividend to the holders of Common Shares who exercise an option to receive in the ordinary course equivalent dividends in Common Shares in lieu of receiving cash dividends) or make any other distribution on its Common Shares (other than a cash dividend); Borrower shall offer for subscription pro rata to all the holders of its Common Shares any additional shares of any class or Securities exercisable into or exchangeable for Common Shares or shall issue any other options, rights or warrants to all of such holders;there shall be a reclassification or change of the Common Shares of the nature referred to in Paragraph 3.4 below or an amalgamation or merger of Borrower with or into any other corporation or a sale, transfer or other disposition of all or substantially all of the assets of Borrower; orthere shall be a voluntary or involuntary dissolution, liquidation or winding-up of Borrower; then, in each such case, Borrower shall give notice to Registered Holder of the action proposed to be taken and the date on which: (A) the books of Borrower shall close or a record shall be taken for such dividend, distribution, subscription rights or other options, rights or warrants; or (B) such reclassification, change, amalgamation, merger, sale, transfer or other disposition, dissolution, liquidation or winding-up shall take place, as the case may be, provided that Borrower shall only be required to specify in such notice such particulars of such action as shall have been fixed and determined at the date on which such notice is given. Such notice shall also specify the date as of which the holders of Common Shares of record shall participate in such dividend, distribution, subscription rights or other options, rights or warrants, or shall be entitled to exchange their Common Shares for Securities or other property deliverable upon such reclassification, change, amalgamation, merger, sale, transfer or other disposition, dissolution, liquidation or winding-up as the case may be. Such written notice shall be given, with respect to the actions described above, not less than 15 days, prior to the record date or the date on which Borrower's transfer books are to be closed with respect thereto. Reclassifications, Reorganizations, Etc. In the case of any reclassification or change of the Common Shares (other than a change as a result of a subdivision or consolidation), or in the case of any amalgamation of Borrower with, or merger of Borrower into any other corporation (other than an amalgamation or merger in which Borrower is the continuing corporation and which does not result in any reclassification or change, other than as aforesaid, of the Common Shares), or in the case of any sale, transfer or other disposition of all or substantially all of the assets of Borrower, Borrower or the corporation formed by such amalgamation or the corporation into which Borrower shall have been merged or the corporation which shall have acquired such assets, as the case may be, shall execute and deliver to Registered Holder, if requested by Registered Holder, evidence in form satisfactory to Registered Holder, providing that Registered Holder shall have the right thereafter (until the expiration of the exercise right of the Exercise Amount) to exercise the Exercise Amount into the kind and amount of shares and other Securities and property receivable upon such reclassification, change, amalgamation, merger, sale, transfer or other disposition by a holder of the number of the Common Shares into which the Exercise Amount might have been exercised immediately prior to such reclassification, change, amalgamation, merger, sale, transfer or other disposition. Such evidence shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph. The above provisions of this paragraph shall similarly apply to successive reclassifications, changes, amalgamations, mergers, sales, transfers or other dispositions. Upon any reclassification or change of the Common Shares, Borrower shall make application to The Toronto Stock Exchange or relevant exchange where the Common Shares are listed at such time to adjust the Exercise Price in order to give effect to this paragraph 3.4. Reservation of Shares. Borrower shall at all times while this Warrant remains outstanding, reserve, conditionally allot and keep available out of its authorized and unissued Common Shares, for the purpose of effecting the exercise of the Total Warrant Shares, such number of Common Shares as shall from time to time be sufficient to effect the exercise of the entire Total Warrant Shares then outstanding. As a condition precedent to the taking of any action which would require an adjustment to the Exercise Price, Borrower shall take any corporate action which is necessary in order that Borrower shall have unissued and reserved in its authorized capital, and may validly and legally issue, the Common Shares and/or other Securities to which Registered Holder is entitled on the full exercise of its exercise rights in accordance with the provisions hereof. Notice of Exercise and Securities Law Compliance. Borrower shall give notice of the exercise of this Warrant to the stock exchange where the Common Shares are listed for trading and/or the securities regulatory authority in each province of Canada or state in the United States having legislation requiring notice in order that trades of Common Shares acquired on the exercise of this Warrant will not be subject to any prospectus requirements of such legislation and will be freely tradeable immediately upon issuance to Registered Holder. To the extent the Common Shares reserved or to be reserved for the purpose of exercise of the this Warrant require prospectus qualification with, or approval of, any securities regulatory authority or stock exchange under any Canadian, provincial or United States law before such shares may be validly issued, listed and posted for trading upon exercise, Borrower will take such action as may be necessary to secure such qualification or approval, as the case may be.

ARTICLE IV
NO VOTING RIGHTS; LIMITATIONS OF LIABILITY

This Warrant until exercised shall not entitle the holder to any voting rights or other rights of a stockholder of the Borrower. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the payment of the Exercise Price of Warrant Shares acquirable by exercise hereof or as a stockholder of the Borrower. Notwithstanding anything set forth above, the Borrower will transmit to the Registered Holder such information, documents and reports as are generally distributed to stockholders of the Borrower concurrently with the distribution thereof to such stockholders.

ARTICLE V
AMENDMENT AND WAIVER

This Agreement may not be modified, altered or amended except by an agreement in writing signed by Borrower and Registered Holder.

ARTICLE VI
MISCELLANEOUS

6.1 This Agreement is submitted by Borrower to Registered Holder for Registered Holder's acceptance or rejection at Registered Holder's principal place of business. If so accepted by Registered Holder, this Warrant will be deemed to have been made at said place of business. THIS WARRANT WILL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF KANSAS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, AND PERFECTION OF THE SECURITY INTERESTS IN THE COLLATERAL. If any provision of this Warrant will be held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Warrant.

6.2 Borrower irrevocably agrees that, subject to Registered Holder's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS WARRANT, THE OTHER AGREEMENTS OR THE COLLATERAL WILL BE LITIGATED IN FEDERAL COURTS HAVING SITES WITHIN THE KANSAS CITY, STATE OF KANSAS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. Borrower hereby irrevocably appoints and designates the Secretary of State of Kansas, whose address is Topeka, Kansas (or any other person having and maintaining a place of business in such state whom Borrower may from time to time hereafter designate upon ten (10) days written notice to Registered Holder and who Registered Holder has agreed in its sole discretion in writing is satisfactory and who has executed an agreement in form and substance satisfactory to Registered Holder agreeing to act as such attorney and agent), as Borrower's true and lawful attorney and duly authorized agent for acceptance of service of legal process. Borrower agrees that service of such process upon such person will constitute personal service of such process upon Borrower. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY REGISTERED HOLDER IN ACCORDANCE WITH THIS PARAGRAPH.

6.3 If any provision of this Warrant or the application thereof to any party or any circumstance shall be found to be contrary to, or inconsistent with or unenforceable under any Law, the latter shall control and this Warrant shall be deemed modified accordingly, but in other respects the Warrant shall continue in full force and effect subject to the modifications necessary to preserve the intent and considerations due the parties as set forth in the subsequent sentence. It is the express intention of the parties hereto that this Warrant no be invalidated by the current or future existence of Law, known or unknown; but rather it is the intention of the parties that the doctrine of cy pres apply in the event part or all of this Warrant is so invalidated; and further that this Agreement shall be reconstituted and enforceable by the parties hereto their successor and/or assigns in such a manner so as to fully carry out, implement and execute the intentions of the parties and provide all of the considerations contemplated by the parties hereto.

6.4 Registered Holder's failure, at any time or times hereafter, to require strict performance by Company INB of any provision of this Agreement or any of the Exhibits will not waive, affect or diminish any right of Registered Holder thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Registered Holder of a default under this Agreement or any default under any of the Exhibits will not suspend, waive or affect any other event of default under this Agreement or any other default under any of the Exhibits, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Registered Holder in the exercise of any right or remedy under this Agreement or any Exhibits will preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Exhibits and no event of default under this Agreement or default under any of the Exhibits will be deemed to have been suspended or waived by Registered Holder unless such suspension or waiver is in writing, signed by a duly authorized officer of Registered Holder and directed to Borrower specifying such suspension or waiver.

6.5 If any provision of this Agreement or Exhibits or the application thereof to any party or any circumstance shall be found to be contrary to, or inconsistent with or unenforceable under any law, the latter shall control and this Agreement shall be deemed modified accordingly, but in other respects the Agreement and Exhibits shall continue in full force and effect subject to the modifications necessary to preserve the intent and considerations due the parties as set forth in the subsequent sentence. It is the express intention of the parties hereto that this Agreement and Exhibits not be invalidated by the current or future existence of law, known or unknown; but rather it is the intention of the parties that the doctrine of cy pres apply in the event part or all of this Agreement and Exhibits is so invalidated; and further that this Agreement and Exhibits shall be reconstituted and enforceable by the parties hereto their successor and/or assigns in such a manner so as to fully carry out, implement and execute the intentions of the parties and provide all of the considerations contemplated by the parties hereto.

6.6 The parties hereby agree to execute, acknowledge and deliver to each other any further writings, documents, transfers, acknowledgments, instruments, powers of attorney, authorizations, filings, applications, reports, etc., that may be reasonably required to give full force and effect to the provisions of this Agreement and Exhibits, and to take such further actions reasonably required in fulfillment of obligations set forth herein or in furtherance of the intent hereof.

6.7 This Agreement or Exhibits may be executed in multiple counterparts, each of which shall be in an original, but all of which shall be deemed to constitute one instrument. This Agreement or Exhibits or any document executed in connection herewith shall be binding upon such signator party, if said signature is delivered by telecopier or other like transmission.

6.8 Each party hereto has had independent legal counsel representing it during the negotiation, drafting, and execution of the Agreement and its Exhibits.

IN WITNESS WHEREOF, the Borrower has executed this Agreement as of the date stated above.

INTERNATIONAL THUNDERBIRD GAMING CORPORATION

/s/ Jack Mitchell

By:

Printed Name: Jack Mitchell

Title: President

Exhibit 1

ASSIGNMENT

                                     FOR VALUE RECEIVED ____________________________________________________________

____________________________________________________________________________________________________
hereby sells, assigns and transfers all of the rights and obligations of the undersigned within the Warrant Certificate and Agreement, with respect to the number of shares of the Series __ Stock covered thereby set forth herein below unto:

Name of Assignee                                                    Address                                                            No. of Shares

Signature: _____________________________

Address: _____________________________

RESOLUTIONS of the Directors of INTERNATIONAL THUNDERBIRD GAMING CORPORATION (the "Corporation")
 passed pursuant to section 118 of the Yukon Business Corporations Act dated May 19, 2003.

          REFINANCING AND CONSOLIDATION OF MRG ENTERTAINMENT, LLC TERM LOANS

          WHEREAS:

  Pursuant to a loan agreement dated as of March 9, 2001 and a first amendment to loan agreement, dated May 1, 2001 (collectively, the "Agreement") between the Corporation and Management Resources Group, LLC ("MRG"), MRG loaned the Corporation $1,312,800.00 under the Term Loan, as defined in the Agreement (the "Convertible Loan");
  The Agreement provided that the Term Loan and all amounts payable thereunder were convertible into 2,000,000 Common shares of the Corporation based on a conversion price of $0.65 per share (the "Conversion Privilege");
  On or before October 1, 2001, the Agreement was assigned to MRG Entertainment, LLC ("MRG Entertainment") and the Corporation borrowed an additional $300,000.00 from MRG Entertainment which was added to the $1,312,800.00 Convertible Loan, for a total of $1,612,800.00 ("Term Loan 1") with the same terms and conditions, all as set out in the amended and restated loan agreement secured by pledge agreement dated October 1, 2001 between the Corporation and MRG Entertainment (the "First Entertainment Agreement"), which amended and restated the Agreement in its entirety.
  Pursuant to the First Entertainment Agreement, a warrant certificate and agreement was issued which provided that $1,300,000.00 of the principal amount outstanding of Term Loan 1 could be converted to 2,000,000 Common shares of the Corporation at $0.65 per share, and that a further $120,750.00 of the principal amount outstanding of Term Loan 1 could be converted to 345,000 Common shares of the Corporation at $0.35 per share, which warrant certificate and agreement bears the date of issue of March 7, 2004 (the "First Warrant") and which replaced in entirety the Conversion Privilege.
  Pursuant to a loan participation agreement dated August 8, 2001, MRG Entertainment of Puerto Ordaz Venezuela, LLC loaned to Fiesta Casino Guayana C.A. the sum of $530,000.00 ("Term Loan 2"). The Corporation owns 30% of the issued and outstanding voting shares of Fiesta Casino Guayana C.A.
  Pursuant to a loan agreement secured by pledge agreement dated as of October 1, 2001 (and noted as being made as of September 30, 2001), MRG Entertainment loaned to the Corporation the sum of $750,000.00 ("Term Loan 3").
  MRG Entertainment incurred various cost and charges, which the Corporation was responsible to pay which as of October 1, 2002 amounted to $300,000.00 (the "Miscellaneous Charges").
  As of October 1, 2002, the amount outstanding for Term Loan 1 was $1,612,800, Term Loan 2 was $530,000.00 and Term Loan 3 was $591.330.00.
  The Corporation has agreed to assume the obligation to repay Term Loan 2 and has further agreed to refinance Term Loan 1 and Term Loan 3 pursuant to a loan agreement dated October 1, 2002 between the Corporation and MRG Entertainment in the principal amount of $3,034,130.28, being the principal amounts outstanding for Term Loan 1, Term Loan 2, Term Loan 3 and the Miscellaneous Charges (the "Consolidated Term Loan Agreement" and the "Consolidated Term Loan", respectively).
  In conjunction with the Consolidated Term Loan Agreement, the Corporation issued a warrant certificate and agreement effective December 30, 2002 which gives MRG Entertainment the right to convert a portion of the Consolidated Term Loan into 2,345,000 Common shares of the Corporation at the rate of the lesser of CDN $0.15 or US $0.10 per share (the "Second Warrant" and the "Second Warrant Shares", respectively). The Second Warrant replaces the First Warrant in its entirety.

          RESOLVED:

1.     The execution of the Consolidated Loan Agreement and the Second Warrant and the delivery of these documents to MRG Entertainment is hereby specifically authorized, ratified and confirmed.

2.     2,345,000 Common shares in the capital of the Corporation be and they are hereby authorized and reserved for issuance to MRG Entertainment and upon the Corporation's receipt of written notice from MRG Entertainment of its exercise of the purchase of the Second Warrant Shares pursuant to the provisions of the Second Warrant and receipt of the Toronto Stock Exchange's approval of the listing of the Second Warrant Shares, 2,345,000 Common shares of the Corporation be issued to MRG Entertainment at a deemed issue price of the lesser of CDN $0.15 or US $0.10 per share and such shares shall be issued as fully paid and non-assessable shares.

3.     Any one director or any one officer be and he is hereby authorized for and on behalf of Corporation to do all such acts and things and to execute and deliver, whether under the corporate seal of the Corporation or otherwise, all such statements, forms and other documents as he may consider advisable or as may be reasonably required or recommended by the Corporation's solicitors or as may be required by the Toronto Stock Exchange in connection with the issuance of the Second Warrant Shares pursuant to the Second Warrant, and execution by such director or officer of the Corporation shall be conclusive proof of his authority to act and to execute documents on behalf of the Corporation.

4.     Any one director or any one officer be and he is hereby authorized for and on behalf of Corporation to do all such acts and things and to execute and deliver, whether under the corporate seal of the Corporation or otherwise, all such statements, forms and other documents as he may consider advisable or as may be reasonably required or recommended by the Corporation's solicitors or as may be required by MRG Entertainment in connection with the Consolidated Loan Agreement or the Second Warrant, and execution by such director or officer of the Corporation shall be conclusive proof of his authority to act and to execute documents on behalf of the Corporation. To the extent that the Consolidated Loan Agreement, the Second Warrant and any other statements, forms or other documents have been executed by any one director or officer of the Corporation prior to the date of the signing of this resolution, such actions are hereby specifically authorized, ratified and confirmed.

5.     These resolutions may be signed by the directors in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, including those transmitted by electronic facsimile, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as the date first written above.

                                /s/ Jack R. Mitchell                                                       /s/ Albert W. Atallah
                     _________________________________                   ____________________________________
                     Jack R. Mitchell                                                            Albert W. Atallah

                                /s/  Jean Duval                                                             /s/ Jorge Montano
                      _________________________________                   ____________________________________
                      Jean Duval                                                                     Jorge Montano

                                /s/ Salomon J. Guggenheim
                       _________________________________
                       Salomon J. Guggenheim

CERTIFICATE OF OFFICER OR DIRECTOR OF INTERNATIONAL THUNDERBIRD GAMING CORPORATION IN RELATION TO REFINANCING AND CONSOLIDATION OF MRG ENTERTAINMENT, LLC TERM LOANS WITH INTERNATIONAL THUNDERBIRD GAMING CORPORATION

I, Albert W. Atallah, Chief Operating Officer, General Counsel and Director of International Thunderbird Gaming Corporation, certify the following to be true and correct:

  Pursuant to a loan agreement dated as of March 9, 2001 and a first amendment to loan agreement, dated May 1, 2001 (collectively, the "Agreement") between International Thunderbird Gaming Corporation (the "Corporation") and Management Resources Group, LLC ("MRG"), MRG loaned the Corporation $1,312,800.00 under the Term Loan, as defined in the Agreement (the "Convertible Loan");
  The Agreement provided that the Term Loan and all amounts payable thereunder were convertible into 2,000,000 Common shares of the Corporation based on a conversion price of $0.65 per share (the "Conversion Privilege");
  On or before October 1, 2001, the Agreement was assigned to MRG Entertainment, LLC ("MRG Entertainment") and the Corporation borrowed an additional $300,000.00 from MRG Entertainment which was added to the $1,312,800.00 Convertible Loan, for a total of $1,612,800.00 ("Term Loan 1") with the same terms and conditions, all as set out in the amended and restated loan agreement secured by pledge agreement dated October 1, 2001 between the Corporation and MRG Entertainment (the "First Entertainment Agreement"), which amended and restated the Agreement in its entirety.
  Pursuant to the First Entertainment Agreement, a warrant certificate and agreement was issued which provided that $1,300,000.00 of the principal amount outstanding of Term Loan 1 could be converted to 2,000,000 Common shares of the Corporation at $0.65 per share, and that a further $120,750.00 of the principal amount outstanding of Term Loan 1 could be converted to 345,000 Common shares of the Corporation at $0.35 per share, which warrant certificate and agreement bears the date of issue of March 7, 2004 (the "First Warrant") and which replaced in entirety the Conversion Privilege;
  Pursuant to loan participation agreement dated August 8, 2001, MRG Entertainment of Puerto Ordaz Venezuela, LLC loaned to Fiesta Casino Guayana C.A. the sum of $530,000.00 ("Term Loan 2"). The Corporation owns 30% of the issued and outstanding voting shares of Fiesta Casino Guayana C.A;
  Pursuant to a loan agreement secured by pledge agreement dated as of October 1, 2001 (and noted as being made as of September 30, 2001), MRG Entertainment loaned to the Corporation the sum of $750,000.00 ("Term Loan 3");
  MRG Entertainment incurred various costs and charges, which the Corporation was responsible to pay which as of October 1, 2002, amounted to $300,000.00 (the "Miscellaneous Charges");
  As of December 31, 2002, the total amount outstanding for Term Loan 1, Term Loan 2, and Term Loan 3 was collectively $2,974,642.89.
  The Corporation has agreed to assume the obligation to repay Term Loan 2 and has further agreed to refinance Term Loan 1 and Term Loan 3     pursuant to a loan agreement dated October 1, 2002 between the Corporation and MRG Entertainment with a total principal balance of $2,974,642.89 as of December 3, 2002, being the principal amounts outstanding for Term Loan 1, Term Loan 2, Term Loan 3 and the Miscellaneous Charges (the "Consolidated Term Loan Agreement" and the "Consolidated Term Loan", respectively). The Loan participation agreement dated August 8, 2001 wherein MRG Entertainment of Puerto Ordaz Venezuela loaned to Fiesta Casino Guayana C.A. the sum of $530,000.00 ("Term Loan 2") has been terminated as the principal outstanding amount is now included in the Consolidated Term Loan Agreement.
  In conjunction with the Consolidated Term Loan Agreement, the Corporation issued a warrant certificate and agreement effective January 1, 2003 which gives MRG Entertainment the right to convert a portion of the Consolidated Term Loan into 2,345,000 Common shares of the Corporation at the rate of the lesser of CDN $0.15 or US $0.10 per share (the "Second Warrant" and the "Second Warrant Shares", respectively);
  The Second Warrant replaces the First Warrant in its entirety. Although the Second Warrant refers to Series A and Series B Warrants, that is a typographical error and there are no series of warrants;
  MRG has assigned all of its interest in the Agreement and the Conversion Privilege to MRG Entertainment. The Corporation confirms that the Consolidated Term Loan Agreement and the Second Warrant replaces all previous documents relating to or issued on account of the indebtedness for Term Loan 1, Term Loan 2 and Term Loan 3 recited in the Consolidated Term Loan Agreement. There are no warrants or any other rights or options outstanding that entitle MRG Entertainment to purchase shares of the Corporation, other than the Second Warrant.
  Nothing herein is intended to modify the agreements entered into between the parties and this certificate is intended as a summary of the contents of the agreements.

Dated this 19th day of May, 2003

                /s/ Albert W. Atallah

____________________________________________
Albert W. Atallah
Chief Operating Officer, General Counsel and Director

CERTIFICATE OF OFFICER OR DIRECTOR OF MRG ENTERTAINMENT, LLC IN RELATION TO REFINANCING AND CONSOLIDATION OF MRG ENTERTAINMENT, LLC TERM LOANS WITH INTERNATIONAL THUNDERBIRD GAMING CORPORATION

I, Tino Monaldo, Chief Operating Officer of MRG Entertainment, LLC, certify the following to be true and correct:

            Pursuant to a loan agreement dated as of March 9, 2001 and a first amendment to loan agreement, dated May 1, 2001 (collectively, the "Agreement") between International Thunderbird Gaming Corporation (the "Corporation") and Management Resources Group, LLC ("MRG"), MRG loaned the Corporation $1,312,800.00 under the Term Loan, as defined in the Agreement (the "Convertible Loan");

            The Agreement provided that the Term Loan and all amounts payable thereunder were convertible into 2,000,000 Common shares of the Corporation based on a conversion price of $0.65 per share (the "Conversion Privilege");

            On or before October 1, 2001, the Agreement was assigned to MRG Entertainment, LLC ("MRG Entertainment") and the Corporation borrowed an additional $300,000.00 from MRG Entertainment which was added to the $1,312,800.00 Convertible Loan, for a total of $1,612,800.00 ("Term Loan 1") with the same terms and conditions, all as set out in the amended and restated loan agreement secured by pledge agreement dated October 1, 2001 between the Corporation and MRG Entertainment (the "First Entertainment Agreement"), which amended and restated the Agreement in its entirety.

            Pursuant to the First Entertainment Agreement, a warrant certificate and agreement was issued which provided that $1,300,000.00 of the principal amount outstanding of Term Loan 1 could be converted to 2,000,000 Common shares of the Corporation at $0.65 per share, and that a further $120,750.00 of the principal amount outstanding of Term Loan 1 could be converted to 345,000 Common shares of the Corporation at $0.35 per share, which warrant certificate and agreement bears the date of issue of March 7, 2004 (the "First Warrant") and which replaced in entirety the Conversion Privilege.

            Pursuant to loan participation agreement dated August 8, 2001, MRG Entertainment of Puerto Ordaz Venezuela, LLC loaned to Fiesta Casino Guayana C.A. the sum of $530,000.00 ("Term Loan 2"). MRG Entertaiment, LLC, a Kansas LLC is owned 99.9% by The Langley Entertainment Group, Ltd., and. 0.1% by Dennis Langley individually. MRG Entertainment of Puerto Ordaz, LLC, a Kansas LLC is owned 99.9% by The Langley Entertainment Group, Ltd and 0.1% by MRG Entertainment, LLC.

            Pursuant to a loan agreement secured by pledge agreement dated as of October 1, 2001 (and noted as being made as of September 30, 2001), MRG Entertainment loaned to the Corporation the sum of $750,000.00 ("Term Loan 3").

            MRG Entertainment incurred various cost and charges, which the Corporation was responsible to pay which as of October 1, 2002 amounted to approximately $300,000.00 (the "Miscellaneous Charges").

            As of December 31, 2002, the total amount outstanding for Term Loan 1, Term Loan 2 and Term Loan 3 was collectively $2,974,642.89.

            The Corporation has agreed to assume the obligation to repay Term Loan 2 and has further agreed to refinance Term Loan 1 and Term Loan 3 pursuant to a loan agreement dated October 1, 2002 between the Corporation and MRG Entertainment with a total principal balance of $2,974,642.89, as of December 31, 2002 being the principal amounts outstanding for Term Loan 1, Term Loan 2, Term Loan 3 and the Miscellaneous Charges (the "Consolidated Term Loan Agreement" and the "Consolidated Term Loan", respectively). The loan participation agreement dated August 8, 2001, MRG Entertainment of Puerto Ordaz Venezuela, LLC loaned to Fiesta Casino Guayana C.A. the sum of $530,000.00 ("Term Loan 2") has been terminated.

            In conjunction with the Consolidated Term Loan Agreement, the Corporation issued a warrant certificate and agreement effective December 30, 2002 which gives MRG Entertainment the right to convert a portion of the Consolidated Term Loan into 2,345,000 Common shares of the Corporation at the rate of the lesser of CDN $0.15 or US $0.10 per share (the "Second Warrant" and the "Second Warrant Shares", respectively).

            The Second Warrant replaces the First Warrant in its entirety. Although the Second Warrant refers to Series A and Series B Warrants, that is a typographical error and there are no series of warrants.

            MRG has assigned all of its interest in the Agreement and the Conversion Privilege to MRG Entertainment. MRG Entertainment confirms that the Consolidated Term Loan Agreement and the Second Warrant replaces Term Loan 1, Term Loan 2 and Term Loan 3 relating to or issued on account of the indebtedness recited in the Consolidated Loan Agreement. There are no warrants or any other rights or options outstanding that entitle MRG Entertainment to purchase shares of the Corporation, other than the Second Warrant.

            Nothing herein is intended to modify the agreements entered into between the parties and this certificate is intended as a summary of the contents of the agreements.

Dated this 19th day of May, 2003

                  /s/ Tino Monaldo
    ____________________________________
    Tino Monaldo
    Chief Operating Officer

CERTIFICATE OF OFFICER OR DIRECTOR OF MANAGEMENT RESOURCES GROUP, LLC IN RELATION TO REFINANCING AND CONSOLIDATION OF MRG ENTERTAINMENT, LLC TERM LOANS WITH INTERNATIONAL THUNDERBIRD GAMING CORPORATION

I, Tino Monaldo, Chief Operating Officer, of Management Resources Group, LLC, certify the following to be true and correct:

  Pursuant to a loan agreement dated as of March 9, 2001 and a first amendment to loan agreement, dated May 1, 2001 (collectively, the "Agreement") between International Thunderbird Gaming Corporation (the "Corporation") and Management Resources Group, LLC ("MRG"), MRG loaned the Corporation $1,312,800.00 under the Term Loan, as defined in the Agreement (the "Convertible Loan");

  The Agreement provided that the Term Loan and all amounts payable thereunder were convertible into 2,000,000 Common shares of the Corporation based on a conversion price of $0.65 per share (the "Conversion Privilege");

  On or before October 1, 2001, the Agreement was assigned to MRG Entertainment, LLC ("MRG Entertainment") and the Corporation borrowed an additional $300,000.00 from MRG Entertainment which was added to the $1,312,800.00 Convertible Loan, for a total of $1,612,800.00 ("Term Loan 1") with the same terms and conditions, all as set out in the amended and restated loan agreement secured by pledge agreement dated October 1, 2001 between the Corporation and MRG Entertainment (the "First Entertainment Agreement"), which amended and restated the Agreement in its entirety.

  Pursuant to the First Entertainment Agreement, a warrant certificate and agreement was issued which provided that $1,300,000.00 of the principal amount outstanding of Term Loan 1 could be converted to 2,000,000 Common shares of the Corporation at $0.65 per share, and that a further $120,750.00 of the principal amount outstanding of Term Loan 1 could be converted to 345,000 Common shares of the Corporation at $0.35 per share, which warrant certificate and agreement bears the date of issue of March 7, 2004 (the "First Warrant") and which replaced in entirety the Conversion Privilege.

  Pursuant to a loan participation agreement dated August 8, 2001, MRG Entertainment of Puerto Ordaz Venezuela, LLC loaned to Fiesta Casino Guayana C.A. the sum of $530,000.00 ("Term Loan 2"). MRG Entertainment is owned 99.9% by The Langley Entertainment Group, Ltd., and 0.1% by Dennis Langley individually. MRG Entertainment of Puerto Ordaz Venezuela, LLC, a Kansas LLC is owned 99.9% by The Langley Entertainment Group, Ltd, and 0.1% by MRG Entertainment.

  Pursuant to a loan agreement secured by pledge agreement dated as of October 1, 2001 (and noted as being made as of September 30, 2001), MRG Entertainment loaned to the Corporation the sum of $750,000.00 ("Term Loan 3").

  MRG Entertainment incurred various cost and charges, which the Corporation was responsible to pay which as of October 1, 2002 amounted to approximately $300,000.00 (the "Miscellaneous Charges").

  The Corporation has agreed to assume the obligation to repay Term Loan 2 and has further agreed to refinance Term Loan 1 and Term Loan 3 and to pay the Miscellaneous Charges pursuant to a loan agreement dated October 1, 2002 between the Corporation and MRG Entertainment (the "Consolidated Term Loan Agreement" and the "Consolidated Term Loan", respectively). As at December 31, 2002 the total outstanding principal balance of the Consolidated Term Loan was $2,974,642.89.

  In conjunction with the Consolidated Term Loan Agreement, the Corporation issued a warrant certificate and agreement effective December 30, 2002 which gives MRG Entertainment the right to convert a portion of the Consolidated Term Loan into 2,345,000 Common shares of the Corporation at the rate of the lesser of CDN $0.15 or US $0.10 per share (the "Second Warrant" and the "Second Warrant Shares", respectively).

  The Second Warrant replaces the First Warrant in its entirety. Although the Second Warrant refers to Series A and Series B Warrants, that is a typographical error and there are no series of warrants.

  MRG has assigned all of its interest in the Agreement and the Conversion Privilege to MRG Entertainment. MRG Entertainment confirms that the Consolidated Term Loan Agreement and the Second Warrant replaces all previous documents relating to or issued on account of the indebtedness for Term Loan 1, Term Loan 2 and Term Loan 3 recited in the Consolidated Term Loan Agreement. There are no warrants or any other rights or options outstanding that entitle MRG Entertainment to purchase shares of the Corporation, other than the Second Warrant.

  Nothing herein is intended to modify the agreements entered into between the parties and this certificate is intended as a summary of the contents of the agreements.

Dated this 19th day of May, 2003

        /s/ Tino Monaldo

____________________________________
Tino Monaldo
Chief Operating Officer